Filed Pursuant to Rule 433

Registration Statement No. 333-258248

May 17, 2023

Final Term Sheet

Fiserv, Inc.

€800,000,000 4.500% SENIOR NOTES DUE 2031

Issuer:	Fiserv, Inc.

Format:	SEC Registered

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB (Stable / Stable)

Trade Date:	May 17, 2023

Settlement Date (T+5)**:	May 24, 2023

Use of Proceeds:	The Issuer intends to use the net proceeds from this offering for general corporate purposes, including the repayment of its commercial paper notes and the repayment of its 0.375% senior notes due July 1, 2023.

Listing:	The Issuer intends to list the notes on the NASDAQ Global Market.

Principal Amount:	€800,000,000

Maturity Date:	May 24, 2031

Interest Payment Dates:	May 24 of each year, beginning May 24, 2024

Benchmark Bund:	DBR 0.000% due February 15, 2031

Benchmark Bund Price / Yield:	84.26% / 2.236%

Spread to Benchmark Bund:	+233 bps

Mid Swaps Yield:	2.966%

Spread to Mid Swaps:	+160 bps

Yield to Maturity:	4.566%

Coupon:	4.500%, payable annually in arrears

Price to Public:	99.566% of the principal amount

Optional Redemption:

At any time prior to February 24, 2031, make-whole call as set forth in the preliminary prospectus supplement (Comparable Government Bond Rate +35 bps).

At any time on or after February 24, 2031 at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Optional Tax Redemption:	The notes may be redeemed, at any time, at the surviving entity’s option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes then outstanding, plus accrued and unpaid interest on the principal amount being redeemed (and any Additional Amounts (as defined in the preliminary prospectus supplement)) to (but excluding) the redemption date, if (i) at any time following a transaction to which the provisions of the indenture described under “Description of Notes—Merger, Consolidation and Sale of Assets” in the preliminary prospectus supplement applies, the surviving entity is required to pay Additional Amounts and (ii) such obligation cannot be avoided by the surviving entity taking reasonable measures available to it.

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

ISIN/Common Code/CUSIP:	XS2626288257 / 262628825 / 337738 BF4

Day Count Convention:	Actual/Actual (ICMA)

Joint Book-Running Managers:

Citigroup Global Markets Limited
MUFG Securities EMEA plc

Wells Fargo Securities International Limited

Merrill Lynch International

J.P. Morgan Securities plc

PNC Capital Markets LLC

Banco Santander, S.A.

The Toronto-Dominion Bank

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:

Bank of Montreal, London Branch

Capital One Securities, Inc.

Deutsche Bank AG, London Branch

Mizuho International plc

NatWest Markets plc

Scotiabank (Ireland) Designated Activity Company

Fifth Third Securities, Inc.

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

Comerica Securities, Inc.

Siebert Williams Shank & Co., LLC

WauBank Securities LLC

Target Market/PRIIPs/UK PRIIPs:	MiFID II and UK MiFIR – professionals/ECPs-only / No PRIIPs or UK PRIIPs KID – Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: It is expected that delivery of the notes will be made to investors on or about May 24, 2023, which will be the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the date of delivery will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the delivery of the notes should consult their advisors.

The Issuer has filed a Registration Statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling Citigroup Global Markets Limited at +1 800-831-9146, MUFG Securities EMEA plc at +1 877-649-6848 or Wells Fargo Securities International Limited at +44 203 942 8538.

Relevant stabilization regulations including FCA/ICMA will apply.

The notes will be represented by beneficial interests in fully registered permanent global notes (the “international global notes”) without interest coupons attached, which will be registered in the name of, and shall be deposited on or about May 24, 2023 with a common depositary for, and in respect of interests held through, Euroclear Bank, S.A./N.V., as operator of the Euroclear

System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”). Any notes represented by global notes held by a nominee of Euroclear or Clearstream will be subject to the then applicable procedures of Euroclear and Clearstream, as applicable. Euroclear and Clearstream’s current practice is to make payments in respect of global notes to participants of record that hold an interest in the relevant global notes at the close of business on the date that is the clearing system business day (for these purposes, Monday to Friday inclusive except December 25th and January 1st) immediately preceding each applicable interest payment date.

The communication of this term sheet and any other document or materials relating to the issue of the notes is not being made by, and such documents or materials have not been approved by, an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This document and such other documents and/or materials are for distribution only to, and only directed at persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) are high net worth companies, or other persons to whom it may be lawfully communicated, falling within Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) are outside the United Kingdom (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this term sheet and any other document or materials relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this term sheet or any of its contents.

This term sheet is not a prospectus for the purposes of Regulation (EU) 2017/1129, including the same as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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